Exhibit 5.1

Law Office of Jeffrey Maller, P.C.

4221 Wilshire Blvd., Suite 355

Los Angeles, California 90010

T. (310) 693-6700

F. (323) 315-2273

March 6, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Oroplata Resources, Inc.

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed by Oroplata Resources, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission on or about March 6, 2018.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being registered to be sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Interests of Named Experts and Counsel”. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Law Office of Jeffrey Maller PC

Law Office of Jeffrey Maller PC